Memorandum of Understanding

This memo will recap the conversation I had between you and Bob Card on 12-13-07:

The Bank is currently interviewing for a Chief Credit Officer as a permanent replacement for Britt Thomas who resigned in late October to seek other employment. This interview process will likely continue for the next several weeks.

You are currently serving as an interim Credit Administrator, filling the role vacated by A.J. Tarnasky who resigned on _______. That role is outlined in our letter dated ___________ which also provides for a temporary salary increase over and above your employment contract dated April 1, 2006. Since the resignation of Mr. Thomas, you have also taken on some of the responsibilities that were assigned to him in order to support the various functions of Credit Administration.

On 12-13-07, the Bank made an employment offer to an individual who will permanently replace the position vacated by Mr. Tarnasky. However, it will be several weeks before this person can fully assume these responsibilities.

As the bank continues the search for a permanent Chief Credit Officer, and until the new Credit Administrator can assume those duties, you will be given the title of "Acting Chief Credit Officer" on an interim basis. With the concurrence of the executive team, I am willing to grant this title on an interim basis and this title will continue at my sole discretion and/or until such time as the new Chief Credit Officer is hired and can assume those duties. This arrangement is based on the following understandings:

- This title and job role is a temporary arrangement while the Bank continues the search for a Chief Credit Officer. The arrangement continues at my sole discretion.
- You will also retain the title of Executive Emeritus.
- You and the Credit Administration Department will report directly to me during this interim period, instead of Bob Card.
- Your i salary will be increased to $131,000 on an annual basis and continue while you fill in for the above vacancies . You are expected to work on a full time basis until the reassignment is accomplished.
- At my discretion, you will be invited to occasional Executive meetings; web cast meetings, or other management meetings. These will typically be on a monthly or quarterly basis. I will notify you in advance of such attendance.
- You have expressed a desire to move into a "Special Asset" (SAG) position after this assignment is completed. I will make this interest known to the new Chief Credit Officer for his or her consideration. If you have other interests they will also be considered.
- After these temporary assignments are completed, your salary level will revert back to the level outlined in your employment contract unless I make other arrangements with you in the future. I pledge to you that a salary review will be done at the time of reassignment and that consideration will be given to an increase based on the hours worked per month in the current position. The current contract obligates you to work 120 hours per month.
- To the extent that anything in this document conflicts with the intent of the employment contract dated April 1, 2006 the employment contract will govern.

Again, I thank you for your support and efforts and I appreciate the job you are doing for us. Please sign a copy of this memo to acknowledge the above understandings.

"This memorandum does not constitute a contract of employment"

Acknowledged by: ______________________ Date: ______________

Roger Christensen, CEO

[signature] Date: 12-20-07

Jim McCall, Executive Emeritus

Reviewed by: ______________________________ Date:________________

Tamera Bhatti, EVP & H/R Director

Contact: Roger L. Christensen, President and CEO 541/298-6633 or rchristensen@columbiabancorp.com Greg B. Spear, Vice Chair and CFO 541/298-6612 or gspear@columbiabancorp.com

Columbia Bancorp Appoints Long-Time Executive James McCall as Interim Chief Credit Officer
THE DALLES, Ore., Dec. 24 /PRNewswire-FirstCall/ -- Roger Christensen, President and Chief Executive Officer of Columbia Bancorp (Nasdaq: CBBO), financial holding company for Columbia River Bank, headquartered in The Dalles, Oregon, announced James McCall has assumed the role of Chief Credit Officer on an interim basis.

“Jim McCall has close to 40 years of banking experience, of which 25 have been spent with Columbia River Bank,” said Christensen. “Given Jim’s tenure with the bank, we are fortunate in his willingness to step into this crucial role until such time we are able to secure a full-time executive for this position,” he added.

McCall, who joined the bank in April, 1982 as Vice President and Chief Lending Officer, has served in several capacities over the years. He moved from Chief Lending Officer in May 2001 to Executive Vice President and Chief Operating Officer and remained in that position until September 2005. He then accepted the role of Chief Administrative Officer from September 2005 through April 2006. McCall, who holds a B.S. degree in Business from Oregon State University and is a graduate of the Pacific Coast Banking School at the University of Washington, has been serving as Executive Emeritus since April 2006. He resides with his family in The Dalles.

“We are excited to have Jim guiding the bank’s Credit Administration Department during this time,” commented Christensen. “His knowledge and experience are a real credit to this organization.”

ABOUT COLUMBIA BANCORP

Columbia Bancorp (http://www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

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